Exhibit 10.82

WELLS REAL ESTATE INVESTMENT TRUST, INC.

2007 OMNIBUS INCENTIVE PLAN

DEFERRED STOCK AWARD AGREEMENT

This Deferred Stock Award Agreement evidences a Deferred Stock Award made pursuant to the Wells Real Estate Investment Trust, Inc. 2007 Omnibus Incentive Plan (the “Plan”) to Name, who shall be referred to as “Employee”, with respect to # of shares of Stock. This Deferred Stock Award is made effective as of May 18, 2007, which shall be referred to as the “Award Date.”

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
Date:

TERMS AND CONDITIONS

§ 1. Plan and Stock Award Agreement. Employee’s right to receive any or all of the shares of Stock subject to this Deferred Stock Award is subject to all of the terms and conditions set forth in this Deferred Stock Award Agreement and in the Plan. If a determination is made that any term or condition set forth in this Deferred Stock Award Agreement is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Deferred Stock Award Agreement shall have the same meaning in this Deferred Stock Award Agreement as in the Plan. A copy of the Plan will be made available to Employee upon written request to the Chief Financial Officer of the Company.

§ 2. Stockholder Rights. Employee shall have no rights as a stockholder with respect to any shares of Stock subject to this Deferred Stock Award until Employee’s interest in such shares of Stock has become vested and nonforfeitable under § 3 and such shares of Stock have been transferred on the Company’s books and records to Employee.

§ 3. Vesting and Forfeiture.

(a) General Vesting Rule. Subject to § 3(b), Employee’s interest in his or her Deferred Stock Award will vest and become nonforfeitable as follows:

(1) one fourth of the shares of Stock subject to this Deferred Stock Award (rounding down to the nearest whole share) will vest and become nonforfeitable when Employee has signed this Deferred Stock Award Agreement and the Wells REIT Confidentiality and Non-Solicitation Agreement provided Employee remains continuously employed by the Company or a Subsidiary from the Award Date through the date he or she has signed this Deferred Stock Award Agreement and the Wells REIT Confidentiality and Non-Solicitation Agreement, and;

(2) another one fourth of the shares of Stock subject to this Deferred Stock Award (rounding down to the nearest whole share) will vest and become nonforfeitable on each anniversary of the Award Date until the Employee becomes fully vested in all shares subject to this Deferred Stock Award provided (a) Employee has signed this Deferred Stock Award Agreement and the Wells REIT Confidentiality and Non-Solicitation Agreement and (b) he or she has remained continuously employed by the Company or a Subsidiary from the Award Date through the respective anniversary of the Award Date.

(b) Special Vesting Rules. Employee’s interest in all of the shares of Stock subject to this Deferred Stock Award (rounding down to the nearest whole share) automatically will vest and become nonforfeitable if (after he or she has signed this Deferred Stock Award Agreement and the Wells REIT Confidentiality and Non-Solicitation Agreement) his or her employment with the Company or a Subsidiary terminates as a result of his or her death, Disability (as defined in § 3(d)(1)), Lay Off (as defined in § 3(d)(2)), Retirement (as defined in § 3(d)(3)), his or her employment is terminated by the Company or a Subsidiary without Cause (as defined in § 3(d)(4)) or if there is a Change in Control (as defined in the Plan).

(c) Forfeiture. If Employee’s employment with the Company or a Subsidiary terminates for any reason before his or her interest in all of the shares of Stock subject to this Deferred Stock Award have become vested and nonforfeitable under this § 3, then Employee shall forfeit his or her right to receive all such shares of Stock subject to this Deferred Stock Award which have not become so vested and nonforfeitable before the date his or her employment so terminates.

(d) Definitions.

(1) Disability. The term “Disability” under § 3(b) means a condition which makes Employee eligible at his or her termination of employment to receive long-term disability benefits under the Company’s long-term disability plan.

(2) Lay Off. The term “Lay Off” under § 3(b) means the elimination of Employee’s job with the Company or a Subsidiary if there is no offer of continued employment at a comparable position.

(3) Retirement. The term “Retirement” under § 3(b) means a termination of employment with the Company or a Subsidiary after Employee reaches age 60.

(4) Cause. The term “Cause” under § 3(b) means a termination of employment by the Company or a Subsidiary due to willful misconduct, commitment of fraud, violation of Company or a Subsidiary policy or code of conduct, or conviction of a felony.

(e) Termination of Employment. Employee shall be treated as terminated for employment purposes as of the last date the Employee is paid his or her normal salary for services actually rendered, exclusive of any period covered by severance. Termination of employment under this Deferred Stock Award Agreement does not include any of the circumstances described in Section 16 (Transfer, Leave of Absence, Etc.) of the Plan.

(f) Right to Receive Shares and Tax Liability. Employee shall have the right (subject to applicable tax withholdings effected in accordance with Section 13 of the Plan) to receive shares of Stock subject to this Deferred Stock Award on the date his or her interest in such shares of Stock vests and becomes nonforfeitable under this § 3. The Employee’s tax liability for such shares of Stock shall be determined as of such date. The Employee may (in accordance with Section 13 of the Plan) choose to make payment of the applicable tax withholdings by 1) a cash payment and thereby receive the total number of shares vested, or 2) a reduction in stock equivalent to the applicable tax withholding liability.

§ 4. Transfer of Shares of Stock. The Company shall cause any shares of Stock which Employee has a right to receive under § 3 (subject to applicable tax withholdings effected in accordance with Section 16 of the Plan) to be transferred to Employee on the Company’s books and records and delivered to Employee as soon as practicable after the date on which he or she has the right to receive such shares. Pending any such transfer, any claim by Employee with respect to such shares of Stock shall have the same status as a claim by a general and unsecured creditor of the Company for the payment of deferred compensation.

During the period the Employee is employed by the Company or a Subsidiary, shares received by an Employee under this Deferred Stock Award Agreement, as well as any other Company shares owned by the Employee, will be subject to certain trading “blackout” periods (which prohibit the sale or purchase of Company shares). Blackout periods can relate to the announcement of Company earnings or any other material, non-public information. Additionally, shares held by Employees may be subject to ‘lock-up’ agreements (which will prohibit the sale by Employees of Company stock for specified periods) as part of offerings of new Company shares on a public exchange.

The shares of stock received by Employee under this Deferred Stock Award Agreement are subject to an initial lock-up period which prohibits the sale of these shares by the Employee (or his or her heirs) until the earlier of the following events occur: 1) six months after the initial public offering of the Company’s stock on a national public exchange, 2) the liquidation of the Company’s assets, or 3) a Change of Control (as defined in the Plan). The Company reserves the right to specify other blackout periods or lock-up periods; however, the Employee should never trade shares of the Company’s stock when in possession of material non-public Company information.

§ 5. Nontransferable. No rights under this Deferred Stock Award Agreement shall be transferable by Employee except as provided in Section 12 of the Plan.

§ 6. Other Laws. The Company shall have the right to refuse to transfer shares of Stock subject to this Deferred Stock Award to Employee if the Company acting in its absolute discretion determines that the transfer of such shares is (in the opinion of the Company’s legal counsel) likely to violate any applicable law or regulation.

§ 7. No Right to Continue Employment or Service. Neither the Plan, this Deferred Stock Award Agreement, nor any related material shall give Employee the right to continue in the employment or other service of the Company or a Subsidiary or shall adversely affect the right which the Company or any Subsidiary has under applicable law to terminate Employee’s employment with or without cause at any time.

§ 8. Governing Law. The Plan and this Deferred Stock Award Agreement shall be governed by the laws of the State of Maryland, applied without regard to conflicts of law principles.

§ 9. Binding Effect. This Deferred Stock Award Agreement shall be binding upon the Company and Employee and their respective heirs, executors, administrators and successors.

§ 10. Headings and Sections. The headings contained in this Deferred Stock Award Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Award Agreement. All references to sections (§) in this Deferred Stock Award Agreement shall be to sections (§) of this Deferred Stock Award Agreement.

Employee has signed this Deferred Stock Award Agreement to evidence his or her acceptance of this Deferred Stock Award and all of the terms and conditions of such Award.

Employee’s Signature

Date

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